Exhibit 99.1

Contact:	For Release:
Brad Cohen	May 13, 2010
Public Relations	1:05 p.m. PDT
Quantum Corp.
(408) 944-4044
brad.cohen@quantum.com

Christi Lee
Investor Relations
Quantum Corp.
(408) 944-4450
ir@quantum.com

QUANTUM CORPORATION REPORTS STRONG FISCAL 2010 YEAR-END FINANCIAL RESULTS, WITH IMPROVED FOURTH QUARTER PERFORMANCE

Major New Disk, Tape and Software Product Introductions Provide Foundation for Growth in Fiscal Year 2011

SAN JOSE, Calif., May 13, 2010 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that revenue for its fiscal year 2010 (FY10), ended March 31, 2010, was $681 million, with $164 million in fiscal fourth quarter (FQ4’10) revenue. The company’s FY10 GAAP gross margin rate of 41.1 percent was the highest in nine years, and the FQ4’10 GAAP gross margin rate of 40.8 percent was above 40 percent for the third consecutive quarter. Quantum generated GAAP net income of $17 million for the full year, or eight cents per basic share, with the $17 million profit representing the company’s best fiscal year performance in eight years. Although Quantum reported a GAAP net loss of $4 million, or two cents per share, for the March quarter, this was a significant improvement over the comparable quarter in fiscal year 2009 (FY09).

The strength of Quantum’s financial performance in FY10 is further demonstrated by the fact that the $17 million in GAAP net income included $36 million in amortization of intangibles costs, $10 million in stock-based compensation charges and $5 million in restructuring expenses, offset by only a $13 million net gain related to the retirement of convertible debt. The net impact of these four items reduced FY10 basic earnings per share by 18 cents to the company’s reported 8-cent earnings per basic share. Similarly, the $4 million GAAP net loss in the March quarter included $9 million in amortization of intangibles costs and $3 million in stock-based compensation charges, reducing basic earnings per share by six cents to the reported 2-cent loss per share for the quarter.

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Quantum generated $100 million in cash for the full fiscal year, with $19 million in cash from operations for FQ4’10. This strong cash generation enabled the company to pay down $62 million of its senior debt in FY10 and end the year with $117 million in total cash and cash equivalents, the highest year-end level since March 2006.

Quantum’s financial results reflect a successful multi-year strategy of moving away from a more device-centric orientation to becoming a storage systems company. A key element of this strategy has been a shift from reliance on low-margin OEM revenue to driving a greater percentage of higher-margin branded business. For FY10, the company’s branded business represented 74 percent of total non-royalty revenue, up from 67 percent in FY09, with an FQ4’10 branded share of 78 percent compared to 70 percent in the same period the previous year. This mix shift was one of the major factors behind the strong financial results Quantum reported today and also is the basis for the respective 16 percent and 2 percent year-over-year revenue declines for FY10 and FQ4’10, as these declines were largely due to lower OEM revenue.

“Fiscal year 2010 was a critical year in Quantum’s transformation to becoming a storage systems company and providing a strong foundation for growth in the new fiscal year,” said Rick Belluzzo, chairman and CEO of Quantum. “We overcame some very difficult challenges and succeeded in delivering our best financial performance in many years, introducing major new products across our portfolio, and shifting our go-to-market focus. As a result, Quantum is well-positioned to capitalize on the improved storage spending environment, on our central role in key market segments such as deduplication and high performance data management, and on channel and other partner opportunities created by changes in the competitive landscape. All of this will enable us to drive revenue growth moving forward, our top priority for fiscal year 2011.”

In addition to Quantum’s success in executing on its financial model, the company also continued to make progress in driving disk systems and software momentum. Inclusive of related service revenue, revenue in this product category was $95 million for FY10, and $23 million for FQ4’10. This included record branded disk systems and software revenue for the full fiscal year, with a 19 percent increase over FY09. For the March quarter, branded revenue in this product category grew 29 percent over the same period in FY09, driven by a significant increase in branded DXiTM sales. New DXi6500 midrange customers in FQ4’10 included a leading U.S. medical technology supplier, a global oil company’s European division and a major American hydroelectric power provider. Notable DXi7500 enterprise account wins during the quarter included new business with one of the world’s largest greeting card companies, a major automobile manufacturer in Asia and a top telecommunications supplier in Europe and Latin America, as well as repeat orders from leading U.S. insurance and wireless providers.

In the March quarter, Quantum also continued building on StorNext®’s leadership in the Media and Entertainment industry with major deals at several broadcasting companies around the world. Quantum also strengthened StorNext’s foothold in other key vertical markets such as Government and Life Sciences, where some of the largest revenue contributions came from existing customers, including a national intelligence organization, a governmental geosciences agency, and a genome sequencing center.

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Quantum stated that it expects its DXi and StorNext products to be a significant growth driver in fiscal year 2011. Since last October, the company has introduced two new DXi backup, deduplication and replication platforms – the DXi6500 for midrange, NAS environments and the DXi4500 for small- and medium-size businesses and remote offices, both of which are optimized for sales through channel partners – as well as version 4.0 of its StorNext data management software.

Complementing its disk systems and software products, Quantum also said it intends to build on its position as the worldwide leader in open systems tape automation, again leveraging products launched since last fall. These include the Scalar® i40 and i80 entry-level libraries and the Scalar i6000 enterprise library, as well as new LTO-5 tape drives that the company is adding to its tape automation systems.

Both the DXi4500 and Scalar i6000 were just introduced in the last six weeks, and many of the other new products only started shipping in the last three months. Although these new products have been well-received by end users and channel partners, their contribution to Quantum’s revenue base is therefore still limited. As they begin to ramp in the coming months, the company expects these products to generate increasing revenue momentum and play a key role in meeting its growth objectives for fiscal year 2011.

Conference Call and Audio Webcast Notification
Quantum will hold a conference call today, May 13, 2010, at 2:00 p.m. PDT, to discuss its fiscal fourth quarter and year-end results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (480) 629-9771 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, May 13, 2010, at 2:00 p.m. PDT. Site for the webcast and related information: http://www.quantum.com/investors.

About Quantum
Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. This includes the DXi™-Series, the first disk backup solutions to extend the power of data deduplication and replication across the distributed enterprise. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum, the Quantum logo, StorNext and Scalar are registered trademarks of Quantum Corporation and its affiliates. DXi is a trademark of Quantum Corporation. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to major new disk, tape and software product introductions providing a foundation for growth in fiscal year 2011, Quantum being well-positioned to capitalize on its opportunities and drive revenue growth, that Quantum expects its DXi and StorNext products to be a significant growth driver in fiscal year 2011, that Quantum intends to build on its position as the worldwide leader in open systems tape automation and that the company expects recent product introductions to generate increasing revenue momentum and play a key role in meeting its growth objectives for fiscal year 2011. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors,” in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 5, 2010 and in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 30, 2009. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
Revenue:
Product	$107,970	$111,826	$456,101	$556,484
Service	38,827	40,071	156,477	164,664
Royalty	17,654	16,226	68,849	87,824
Total revenue	164,451	168,123	681,427	808,972
Cost of revenue:
Product	72,896	76,012	300,568	379,595
Service	24,506	31,297	100,822	125,063
Total cost of revenue	97,402	107,309	401,390	504,658
Gross margin	67,049	60,814	280,037	304,314
Operating expenses:
Research and development	18,355	16,728	69,949	70,537
Sales and marketing	30,410	30,244	114,612	141,250
General and administrative	15,360	17,785	61,372	76,645
Restructuring charges	11	2,338	4,795	6,807
Goodwill impairment	—	—	—	339,000
	64,136	67,095	250,728	634,239
Income (loss) from operations	2,913	(6,281)	29,309	(329,925)
Interest income and other, net	(540)	(462)	1,255	41
Interest expense	(6,116)	(5,700)	(25,515)	(29,261)
Gain on debt extinguishment, net of costs	—	—	12,859	—
Income (loss) before income taxes	(3,743)	(12,443)	17,908	(359,145)
Income tax provision (benefit)	622	(557)	1,274	(881)
Net income (loss)	$(4,365)	$(11,886)	$16,634	$(358,264)

Net income (loss) per share:
Basic	$(0.02)	$(0.05)	$0.08	$(1.71)
Diluted	(0.02)	(0.05)	0.02	(1.71)
Income (loss) for purposes of computing net income (loss) per share:
Basic	$(4,365)	$(11,886)	$16,634	$(358,264)
Diluted	(4,365)	(11,886)	5,024	(358,264)
Weighted average common and common equivalent shares:
Basic	214,442	210,189	212,672	209,041
Diluted	214,442	210,189	223,761	209,041

Included in the above Statements of Operations:
Amortization of intangibles:
Cost of revenue	5,547	5,510	22,069	24,668
Research and development	100	100	400	400
Sales and marketing	3,394	3,393	13,575	15,035
General and administrative	25	25	100	100
	9,066	9,028	36,144	40,203
Share-based compensation:
Cost of revenue	414	320	1,366	1,419
Research and development	640	549	2,373	2,722
Sales and marketing	744	706	2,581	2,695
General and administrative	836	925	3,469	3,756
	2,634	2,500	9,789	10,592

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QUANTUM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2010	March 31, 2009*
Assets
Current assets:
Cash and cash equivalents	$114,947	$85,532
Restricted cash	1,896	1,773
Accounts receivable, net	103,397	107,851
Manufacturing inventories, net	54,080	61,237
Service parts inventories, net	53,217	63,029
Deferred income taxes	7,907	9,935
Other current assets	14,500	24,745
Total current assets	349,944	354,102
Long-term assets:
Property and equipment, less accumulated depreciation	24,528	28,553
Intangible assets, less accumulated amortization	73,092	109,236
Goodwill	46,770	46,770
Other long-term assets	9,809	10,708
Total long-term assets	154,199	195,267
	$504,143	$549,369
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$56,688	$45,182
Accrued warranty	5,884	11,152
Deferred revenue, current	94,921	84,079
Current portion of long-term debt	1,884	4,000
Current portion of convertible subordinated debt	22,099	—
Accrued restructuring charges	3,795	4,681
Accrued compensation	31,237	27,334
Income taxes payable	2,594	4,752
Other accrued liabilities	23,555	34,550
Total current liabilities	242,657	215,730
Long-term liabilities:
Deferred revenue, long-term	30,724	32,082
Deferred income taxes	8,676	11,190
Long-term debt	305,899	244,000
Convertible subordinated debt	—	160,000
Other long-term liabilities	7,444	6,326
Total long-term liabilities	352,743	453,598
Stockholders’ deficit	(91,257)	(119,959)
	$504,143	$549,369

*	Derived from the March 31, 2009 audited Consolidated Financial Statements.

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QUANTUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	March 31, 2010	March 31, 2009
Cash flows from operating activities:
Net income (loss)	$16,634	$(358,264)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	12,098	15,452
Amortization	38,461	42,291
Service parts lower of cost or market adjustment	11,424	20,691
Gain on debt extinguishment	(15,613)	—
Goodwill impairment	—	339,000
Deferred income taxes	(466)	(352)
Share-based compensation	9,789	10,592
Changes in assets and liabilities:
Accounts receivable	4,454	75,132
Manufacturing inventories, net	2,328	6,591
Service parts inventories, net	3,217	1,658
Accounts payable	11,495	(52,692)
Accrued warranty	(5,268)	(8,710)
Deferred revenue	9,484	11,515
Accrued restructuring charges	(917)	968
Accrued compensation	3,824	(4,335)
Income taxes payable	(2,239)	1,794
Other assets and liabilities	1,459	(12,231)
Net cash provided by operating activities	100,164	89,100

Cash flows from investing activities:
Purchases of property and equipment	(8,595)	(5,423)
Increase in restricted cash	(112)	(295)
Return of principal from other investments	166	1,038
Net cash used in investing activities	(8,541)	(4,680)

Cash flows from financing activities:
Borrowings of long-term debt, net	120,042	—
Repayments of long-term debt	(61,934)	(92,000)
Repayments of convertible subordinated debt	(122,288)	—
Payment of taxes due upon vesting of restricted stock	(1,069)	(779)
Proceeds from issuance of common stock	2,851	2,738
Net cash used in financing activities	(62,398)	(90,041)
Effect of exchange rate changes on cash and cash equivalents	190	(997)
Net increase (decrease) in cash and cash equivalents	29,415	(6,618)
Cash and cash equivalents at beginning of period	85,532	92,150
Cash and cash equivalents at end of period	$114,947	$85,532

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